Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

August 14, 2013

Triangle Petroleum Corporation

1200 17th St., Suite 2600

Denver, Colorado 80202

Re:        Triangle Petroleum Corporation Common Stock Shelf Takedown

Ladies and Gentlemen:

We have acted as special counsel to Triangle Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the Company’s sale of 15,000,000 shares (the “Securities”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), pursuant to the Underwriting Agreement, dated August 8, 2013, by and between Wells Fargo Securities, LLC, as representative of the several underwriters named therein, and the Company.  The Securities were registered by the Company with the Securities and Exchange Commission (the “Commission”) on the Company’s shelf registration statement on Form S-3 (No. 333-171958) filed by the Company on January 31, 2011 with the Commission under the Securities Act of 1933 (the “Act”), as amended by the Pre-Effective Amendment No. 1 thereto filed by the Company on February 28, 2011 with the Commission (such registration statement, as so amended, the “Registration Statement”).  The Registration Statement relates to, among other things, the issuance and sale by the Company, from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Act, of an indeterminate number of shares of Common Stock.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)                                     the Registration Statement,

(ii)                                  an executed copy of a certificate of Ryan McGee, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

Triangle Petroleum Corporation
August 14, 2013

(iii)                               a copy of the Company’s Certificate of Incorporation certified by the Secretary of State of the State of Delaware as of August 1, 2013, and certified pursuant to the Secretary’s Certificate;

(iv)                              a copy of the Company’s Bylaws, as currently in effect and as certified pursuant to the Secretary’s Certificate;

(v)                                 a copy of certain resolutions of the Board of Directors of the Company, adopted on December 30, 2010, relating to the Registration Statement, as certified pursuant to the Secretary’s Certificate; and

(vi)                              a copy of certain resolutions of the Board of Directors of the Company, adopted on August 1, 2013, and certain resolutions of the Pricing Committee thereof, adopted on August 8, 2013, each relating to the issuance and sale of the Securities, as certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, including endorsements, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. In addition, we have assumed that the issuance and sale of the Securities do not, violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is subject, (ii) any law, rule or regulation to which the Company is subject (other than Opined on Law, as defined below), (iii) any judicial or regulatory order or decree of any governmental authority (other than those under Opined on Law) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority (other than those under Opined on Law). As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Our opinions set forth herein are limited to the provisions of the Delaware General Corporation Law and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with

Triangle Petroleum Corporation

August 14, 2013

governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the laws of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon and subject to the foregoing and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Securities have been duly authorized and validly issued, and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP